Exhibit 99.1

XERIS PHARMACEUTICALS REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATES

Gvoke™ Pre-Filled Syringe (PFS) net sales of $1.7 million in Q1 2020
Gvoke HypoPenTM on track for planned launch in July 2020
Initiated programs to ensure easier patient access to GVOKE in the midst of the COVID-19 pandemic
Corporate actions taken to conserve cash
Conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; May 7, 2020 - Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use (RTU) injectable and infusible drug formulations, today announced financial results for the first quarter ended March 31, 2020, as well as pipeline and corporate highlights.
“Starting in January with the field launch, Gvoke PFS began to see a very positive response from the diabetes community as evidenced by early and steady uptake of prescriptions, units, and units per prescription until the dynamics of the ongoing COVID-19 pandemic slowed our momentum. In response to the pandemic, we quickly moved to a virtual selling model and implemented several programs in an effort to minimize the impact of the crisis on the diabetes patient community and our business,” said Paul R. Edick, Chairman and CEO of Xeris. “The second quarter will be extremely busy as we work to drive Gvoke PFS prescription growth, prepare for the July launch of Gvoke HypoPen, and report topline results from three additional clinical programs.”

First Quarter 2020 Highlights and Recent Events

GvokeTM

- Xeris implemented and recently extended its $0 copay offer for Gvoke PFS to commercially insured patients to May 31, 2020 in response to the ongoing COVID-19 pandemic.

- In March, Xeris instituted the Xeris Support Program - a HUB powered by ASPN, which offers support for healthcare professionals from benefits verification and prior authorization support (if needed) to free home delivery of Gvoke for the patient.

- The Company is on track for its planned launch of Gvoke HypoPen, its liquid stable glucagon in an auto-injector for low blood sugar emergencies, in July 2020.
- In May, the Journal of Medical Economics published a peer-reviewed paper entitled, “A ready-to-use liquid glucagon for treatment of severe hypoglycemia demonstrates reduced healthcare payer costs in a budget impact model” and can be found at:
https://www.tandfonline.com/doi/full/10.1080/13696998.2020.1742131

Pipeline Programs

- In January, Xeris reported positive results from the in-clinic portion of its Phase 2 study evaluating the use of its glucagon formulation for the treatment of exercise-induced hypoglycemia (EIH). Results showed that a mini-dose of RTU glucagon was adequate to maintain normal blood glucose levels during prolonged, moderate-to-intense aerobic exercise. The blinded out-patient stage, where subjects will be exercising on their own at home, is currently ongoing with results expected in the second quarter of 2020.

- Xeris’ Marketing Authorization Application (MAA) for its ready-to-use liquid stable glucagon for the treatment of severe hypoglycemia in people with diabetes is currently under review by the European Medicines Agency (EMA). If approved, the Company could launch its ready-to-use glucagon in certain European countries in 2021.

- Xeris anticipates reporting topline results from the out-patient portion of its Phase 2 study evaluating the use of its glucagon formulation for the treatment of post-bariatric hypoglycemia (PBH) in the second quarter of 2020. The Company previously reported positive topline results from its in-clinic portion.

- Xeris completed enrollment in a Phase 2 clinical study to evaluate its investigational ready-to-use, fixed-ratio co-formulation of pramlintide and insulin in people with Type 1 diabetes. Data from this study is anticipated in the second quarter of 2020.

- In April, Xeris reported positive topline results from its weight-based dosing study of its investigational ready-to-use diazepam formulation in healthy volunteers. Results showed that Xeris’ intramuscular (IM) diazepam maintains higher concentration over a longer time period versus standard of care. The Company anticipates having a discussion with the FDA to determine a regulatory path forward.

Corporate Highlights

- In April, Xeris implemented a deferred compensation plan under which members of our executive management team and board of directors will defer a significant portion of their cash compensation until 2022 to minimize its cash burn.

- In April, the Company entered into a U.S. Small Business Administration Paycheck Protection Program (PPP) loan with Silicon Valley Bank in the amount of $5.1 million, enabled by the Coronavirus Aid, Relief and Economic Security Act of 2020 (CARES Act). On May 4, 2020, the Company chose to repay $0.9 million of the loan. The Company plans to use the remaining proceeds to retain employees, maintain payroll, and make lease and utility payments in accordance with the relevant terms and conditions of the CARES Act.

- The senior management of Xeris will participate in virtual fireside chats and one-on-one meetings at:

•RBC Healthcare Conference on May 20, 2020
•Jefferies Global Healthcare Conference on June 2, 2020

First Quarter 2020 Financial Highlights

Net sales: Net sales for Gvoke PFS for the first quarter of 2020 were $1.7 million.

Research and development (R&D) expenses: R&D expenses for the first quarter of 2020 were $6.6 million compared to $13.2 million for the same time period in 2019. The decrease was primarily driven by decreased CMC costs due to a reduction of manufacturing batches and supplies needed for preclinical and clinical trials and expenses incurred in the prior year for the manufacturing of Gvoke prior to commercialization, as well as decreased expenses associated with clinical and preclinical trials, partially offset by increases in compensation and related personnel costs.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the first quarter of 2020 were $21.6 million compared to $12.5 million for the same time period in 2019. The increase was primarily driven by increases in marketing and selling expenses as Xeris hired its commercial sales force in Q4 2019.

Net loss: For the first quarter of 2020, Xeris reported a net loss of $29.2 million, or $0.89 per share, compared to a net loss of $25.3 million, or $1.07 per share, for the first quarter of 2019.

Cash position: As of March 31, 2020, Xeris reported total cash, cash equivalents, and investments (collectively, “cash and investments”) of $99.9 million, compared to $88.8 million at December 31, 2019. In February 2020, the Company sold an aggregate of 10,299,769 shares of common stock at a price of $4.15 per share. Net proceeds from the offering were $39.9 million after deducting underwriting discounts and commissions as well as other public offering expenses. Total shares outstanding as of March 31, 2020 were 37,541,037.

Conference Call and Webcast Details

Xeris Pharmaceuticals will host a conference call and webcast today, Thursday, May 7, 2020 at 8:30 a.m. Eastern Time. The conference call can be accessed by dialing 866-951-8137 for domestic callers and 270-215-9500 for international callers. Please provide the operator with the conference ID 4666547 to join the conference call. The conference call will be available via webcast under the Investors section of Xeris' website at www.xerispharma.com. An archive of today's webcast will be available on Xeris’ website for 30 days following the call.

About Xeris Pharmaceuticals, Inc.

Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.

With novel technology platforms that enable ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke™. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating reconstitution and refrigeration, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technologies, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.

Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements regarding the impact of COVID-19 on its business practices, the timing of the commercial launch of Gvoke HypoPen™, the timing of the commercial launch of Xeris’ ready-to-use glucagon in certain European countries in 2021, the timing of clinical data results in the first half of 2020 for Xeris’ clinical programs, the acceptance of Gvoke™ in the marketplace, the market for and therapeutic potential of its product candidates, expectations regarding clinical data, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets and the potential utility of our formulation platforms, and other statements containing the words “plans”, “expects”, “anticipates”, "will," "would," "continue," and similar expressions constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Xeris’ business, financial condition, operations, clinical trials and our third-party suppliers and manufacturers, the regulatory approval of its product candidates, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data; unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,676	$—
Grant and other income	112	248
Cost of goods sold	1,790	—
Gross profit (loss)	(2)	248
Operating expenses:
Research and development	6,646	13,167
Selling, general and administrative	21,606	12,518
Total operating expenses	28,252	25,685
Loss from operations	(28,254)	(25,437)
Other income (expense):
Interest and other income	434	671
Interest expense	(1,499)	(1,063)
Change in fair value of warrants	135	552
Total other income (expense)	(930)	160
Net loss before provision for/benefit from income taxes	(29,184)	(25,277)
Provision for/benefit from income taxes	—	—
Net loss	$(29,184)	$(25,277)

Net loss per common share - basic and diluted	$(0.89)	$(1.07)

Weighted average common shares outstanding, basic and diluted	32,790,317	23,561,193

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,244	$19,519
Short-term investments	57,698	56,030
Trade accounts receivable, net	2,531	4,693
Other accounts receivable, net	727	946
Inventory	2,166	2,176
Prepaid expenses and other current assets	3,154	4,119
Total current assets	105,520	87,483
Investments	2,992	13,231
Property and equipment, net	7,593	7,853
Other assets	357	420
Total assets	$116,462	$108,987

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,840	$5,603
Other accrued liabilities	13,824	18,119
Accrued trade discounts and rebates	1,719	1,375
Accrued returns reserve	2,336	1,957
Other current liabilities	161	284
Total current liabilities	21,880	27,338
Long-term debt, net of unamortized deferred costs	58,485	58,305
Other liabilities	9,028	8,908
Total liabilities	89,393	94,551
Total stockholders' equity	27,069	14,436
Total liabilities and stockholders' equity	$116,462	$108,987